UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2022

Enjoy Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39800	98-1566891
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3240 Hillview Ave Palo Alto, California	94304
(Address of principal executive offices)	(Zip Code)

(888) 463-6569

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	ENJY	The Nasdaq Stock Market LLC
Warrants to purchase common stock	ENJYW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2022, Enjoy Technology, Inc. (“Enjoy” or the “Company”) entered into a senior secured credit, guaranty and security agreement (the “Credit Agreement”) with Asurion, LLC (“Asurion” or the “Lender”) and certain subsidiaries of the Company, pursuant to which the Company borrowed $2.5 million (the “Bridge Loan”) from the Lender. The Company intends to use the proceeds of the Bridge Loan to fund working capital requirements. The Bridge Loan has a scheduled maturity date of July 8, 2022 and will be due and payable in full on such date or such earlier date as provided in the Credit Agreement unless the Bridge Loan is converted to loans under the DIP Credit Facility (as defined below) as further described below. The Bridge Loan bears interest at a rate of 12% per annum, compounded monthly, and such interest will be added to the principal amount of the Bridge Loan and accrue additional interest thereafter. The Company must prepay principal on the Bridge Loan upon the occurrence of certain events, including but not limited to, failure of the Company to file for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) by June 30, 2022. The Company and all of its domestic subsidiaries are jointly and severally liable for the Bridge Loan, and the Bridge Loan is secured by all assets of the Company and its domestic subsidiaries. The Credit Agreement contains customary affirmative and negative covenants and representations and warranties, including financial reporting obligations and certain limitations on indebtedness, liens, investments, distributions (including dividends), collateral, investments, mergers or acquisitions and corporate changes. The Credit Agreement also includes events of default, including payment defaults, breaches of provisions under the loan documents, certain losses or impairment of collateral and related security interests, the occurrence of certain events that could reasonably be expected to have a “material adverse effect” as set forth in the Credit Agreement, cross defaults to certain other contracts of the Company, certain bankruptcy or insolvency events, failure to provide budgets or financial reports and occurrence of a “change of control” as described in the Credit Agreement.

The foregoing description of the terms of the Credit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated by reference.

The information set forth below in Item 1.03 in this Current Report on Form 8-K under the caption “Debtor-in-Possession Commitment Letter” is hereby incorporated by reference in this Item 1.01.

Item 1.03	Bankruptcy or Receivership.

Voluntary Petition for Reorganization

On June 30, 2022 (the “Petition Date”), the Company and certain of its wholly owned subsidiaries, Enjoy Technology LLC and Enjoy Technology Operating Corp. (together with the Company, the “Debtors”), filed voluntary petitions (the “Bankruptcy Petitions”) for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (such court, the “Court” and such cases, the “Cases”). The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. To ensure their ability to continue operating in the ordinary course of business, the Debtors have filed with the Court motions seeking a variety of “first-day” relief (collectively, the “First Day Motions”), including authority to obtain debtor-in-possession financing and pay employee wages. The Debtors’ objectives in the Cases are to use the proceeds of a debtor-in-possession financing to make necessary payments, continue operations in the ordinary course of business, and consummate a sale of substantially all of their assets to the highest bidder.

Debtor-in-Possession Commitment Letter

On June 29, 2022, prior to commencement of the Cases, the Debtors and Asurion, in its capacity as lender of the DIP Credit Facility (the “Commitment Party”), entered into a commitment letter (together with all exhibits and schedules thereto, the “Commitment Letter”), pursuant to which, and subject to the satisfaction of the applicable conditions precedent contained therein, including the entry by the Court of an interim order authorizing and approving the DIP Credit Facility (the “Interim Order”), the Commitment Party committed to provide to the Debtors with a secured superpriority debtor-in-possession credit facility in an aggregate principal amount of up to $55.0 million (the “DIP Credit Facility” pursuant to the summary of terms set forth in Exhibit A of the Commitment Letter, the “DIP Term Sheet”), which will be available in two separate drawings upon the occurrence of certain events. Upon entry of the Interim Order, the outstanding amount of the Bridge Loan will be converted to obligations under the DIP Credit Facility (the “Roll-Up Loans”) and the Debtors may draw up to $22.5 million (less the amount of the Roll-Up Loans) of the DIP Credit Facility. The remaining balance of the DIP Credit Facility may be drawn upon entry by the Court of a final order authorizing and approving the DIP Credit Facility. The DIP Credit Facility is expected to include conditions precedent, representations and warranties, affirmative and negative covenants and events of default set forth in the DIP Term Sheet or that are otherwise customary for financings of this type and size. The proceeds of the proposed DIP Credit Facility may be used by the Debtors (i) to pay certain costs, fees and expenses related to the Cases (including certain prepetition and pre-filing expenses approved by the Court), (ii) for working capital and other general corporate purposes, and (iii) to fund interest, fees and other payments related to the DIP Credit Facility, in each case subject to the applicable orders of the Court.

The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Commitment Letter, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 and is hereby incorporated by reference in this Item 1.03, which includes as attachments the DIP Term Sheet, as may be approved by the Court.

Item 2.03	Creation of a Direct Financial Obligation or Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 regarding the Credit Agreement is incorporated by reference into this Item 2.03.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On June 29, 2022, Enjoy (UK) Limited (“Enjoy UK”), an indirect, wholly owned subsidiary of the Company, commenced a reduction in force (“Reduction in Force”) with respect to their U.K.-based employees. This Reduction in Force is part of Enjoy’s restructuring efforts. The Reduction in Force was authorized by Enjoy UK’s board of directors on June 29, 2022 and involves a reduction of the Company’s workforce in the aggregate of approximately 411 employees, representing approximately 18% of the Company’s global workforce as of June 29, 2022. The Company estimates that it will have 1,852 total employees following the effectiveness of the Reduction in Force. The Company expects execution of the Reduction in Force to be substantially complete in the second quarter of 2022.

In connection with the Reduction in Force, the Company estimates that it will incur approximately $5 million in expenses, all of which are expected to be in the form of future cash-based expenditures and substantially all of which are expected to be related to employee severance and other termination benefits. The Company expects to recognize substantially all of these charges in the second quarter of 2022. The foregoing estimated amounts do not include any non-cash charges associated with stock-based compensation. The Company expects to recognize a stock-based compensation expense related to vested awards and does not anticipate modifying the affected employees’ stock awards to accelerate the vesting of such awards or to otherwise modify such awards in a manner that would result in such charges.

Item 8.01	Other Events.

The information set forth in Item 2.05 of this Current Report on Form 8-K is incorporated into this Item 8.01.

On June 29, 2022, the Company announced that it has commenced the wind down of the operations of Enjoy UK.

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to the Commitment Letter and the proposed debtor-in-possession financing and approval by the Court of the First Day Motions, the expected cost of the Reduction in Force, the number of positions affected by the Reduction in Force; the time frame for completion of, and recognition of charges associated with the Reduction in Force. These forward-looking statements are based on management’s beliefs and assumptions and on information available to management as of the date they are made. However, investors should not place undue reliance on any such forward-looking statements because they speak only as of the date they are made. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from the Company’s historical experience and its present expectations. Factors that might cause or contribute to such differences include, but are not limited to: risks attendant to the bankruptcy process, including the Company’s ability to obtain court approval from the Court with respect to motions or other requests made to the Court throughout the course of the Cases, including with respect to any proposed debtor-in-possession financing; the ability of the Company to negotiate, develop, confirm and consummate a plan of reorganization; the effects of the Cases, including increased legal and other professional costs necessary to execute the Company’s reorganization, on the Company’s liquidity (including the availability of operating capital during the pendency of the Cases), results of operations or business prospects; the effects of the Cases on the interests of various constituents; the length of time that the Company will operate under Chapter 11 protection; risks associated with third-party motions in the Cases; Court rulings in the Cases and the outcome of the Cases in general; conditions to which any debtor-in-possession financing is subject and the risk that these conditions may not be satisfied for various reasons, including for reasons outside the Company’s control; trading price and volatility of the Company’s common stock and warrants as well as other risks set forth in Enjoy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the Securities and Exchange Commission (“SEC”) on May 16, 2022 and those described in the Company’s other filings with the SEC.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1	Credit Agreement

Exhibit 10.2	Debtor-in-Possession Commitment Letter

Exhibit 104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENJOY TECHNOLOGY, INC.

Dated: June 30, 2022

	By:	/s/ Ron Johnson
Ron Johnson
Chief Executive Officer